As filed with the Securities and Exchange Commission on March 12, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPUTER MOTION, INC.
(Exact name of Registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	77-0458805 (I.R.S. Employer Identification No.)

130-B Cremona Drive,
Goleta, California 93117
(805) 968-9600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ROBERT W. DUGGAN
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
COMPUTER MOTION, INC.
130-B CREMONA DRIVE, GOLETA, CALIFORNIA 93117
(805) 968-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DAVID E. LAFITTE, ESQ.
TODD A. HAMBLET, ESQ.
STRADLING YOCCA CARLSON & RAUTH
302 OLIVE STREET
SANTA BARBARA, CALIFORNIA 93101
(805) 564-0065

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

TITLE OF
EACH CLASS		PROPOSED	PROPOSED
OF		MAXIMUM	MAXIMUM
SECURITIES TO	AMOUNT TO	OFFERING	AGGREGATE
BE	BE	PRICE PER	OFFERING	AMOUNT OF
REGISTERED	REGISTERED (1)	SHARE (2)	PRICE	REGISTRATION FEE

Common Stock ($.001 par value)	500,000	$1.41	$705,000	$57.03

(1)	The shares of common stock that may be offered pursuant to this Registration Statement consist of the resale of 500,000 shares issuable upon exercise of a warrant held by one of our stockholders. In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and is based upon the average of the high and low prices reported on the Nasdaq National Market on March 5, 2003, which average was $1.41 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion, dated March 12, 2003.

Computer Motion, Inc.

500,000 shares of Common Stock

     This Prospectus relates to the offer and sale from time to time by the stockholder named in this Prospectus of up to 500,000 shares of our common stock issuable upon exercise of a warrant. We will not receive any proceeds from the sale of the shares, but we could receive proceeds from the exercise of the warrant before those sales.

     The selling stockholder may sell the shares from time to time in transactions in the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The selling stockholder may effect these transactions by selling shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the selling stockholder or from the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell as a principal, or both. We will not receive any part of the proceeds from the sale of these shares. We could receive up to $485,000 in proceeds from the exercise of the warrant by the selling stockholder, which proceeds would be used for general corporate purposes. As of the date of this Prospectus, the warrant has not been exercised. The selling stockholder and such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. We have agreed to bear all of the expenses in connection with the registration and sale of the shares (other than selling commissions and the fees and expenses of counsel or other advisors to the selling stockholder).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our common stock is listed on the Nasdaq National Market under the symbol “RBOT.” On March 11, 2003, the last reported sale price of our common stock was $2.50 per share.

Investing in our securities involves certain risks.

See “Risk Factors” beginning on page 5.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
ABOUT COMPUTER MOTION, INC.
RECENT DEVELOPMENTS
RISK FACTORS THAT MAY AFFECT FUTURE RESULTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED EXPERTS AND COUNSEL
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
Exhibit 5.1

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     The information contained in or incorporated by reference in this prospectus discusses our plans and strategies for our business or state other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” or “anticipates,” or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements.

ABOUT COMPUTER MOTION, INC.

     The terms “Computer Motion,” the “ Company,” “we,” “our” and “us” refer to Computer Motion, Inc. and its subsidiaries, unless the context suggests otherwise.

     We are a high-tech medical device and training company developing surgical practices with the goal of ushering in a new era of patient and physician friendly surgery. This new era is expected to significantly reduce patient trauma, recovery time and dramatically reduce the learning curve of surgeons adapting these new less invasive techniques. Our products automate operating room tasks and simplify various aspects of surgical procedures, reducing operating cost and time. Our products, including surgeon training and education services, play a significant role in transitioning the surgical community from open procedures to less invasive procedures increasingly demanded by patients. As the leader in computer-enhanced surgical systems for minimally invasive procedures, we hold 27 patents, with over 50 additional patents pending. Our products have been successfully used across a broad range of surgical disciplines including cardiac, urology, pediatrics, bariatrics and general surgery.

     We develop and market robotic and computerized surgical systems that are upgradeable and based on an open system platform, which allows for networking of the entire operating room. These systems enhance a surgeon’s performance and centralize and simplify a surgeon’s control of the operating room. Our products provide surgeons with the natural functionality necessary to perform complex, minimally invasive surgery (MIS) procedures, as well as enable surgeons to control critical devices in the operating room through simple verbal commands. We believe our products will broaden the scope and increase the effectiveness of MIS, improve patient outcomes, and create a safer, more efficient and cost-effective operating room.

     Our suite of products includes the ZEUS® Surgical System, AESOP® Robotic Endoscope Positioner, HERMES® Control Center and SOCRATES™ Telecollaboration System, all of which have received Food & Drug Administration (FDA) clearance for various indications. In addition, our products have been approved for Class III (General Surgery) and Class IV (Cardiac) licenses in Canada, and have received the CE mark for sale in Europe.

     The ZEUS Surgical System is designed to fundamentally improve a surgeon’s ability to perform complex MIS procedures. We expect to enable new MIS procedures involving a range of surgical disciplines, including fully endoscopic coronary artery bypass grafts or E-CABG™ grafts on a beating heart. ZEUS augments surgeon performance by providing 3-D visualization of the operating area, filtering out hand tremor and scaling human motion This creates new opportunities for surgical services to be exported inexpensively via remote surgery, as well as education to be expanded with real-time mentoring where the expert doesn’t need to leave his or her home office. A recent addition to ZEUS is the new MicroWrist surgeon interface, which has a natural feel similar to an open procedure to improve dexterity and reduce the learning curve in using the system.

     ZEUS’s three compact, portable arms hold and position reusable microsurgical instruments and an endoscope. Each arm is individually mounted on the operating room table using the standard table rails. Because the arms are attached to the table, the table can be adjusted during a surgical procedure without removing the instruments. The surgeon sits near the operating room table at an open, comfortable and portable console. The open design of the console provides the surgeon with an unobstructed view of the patient and allows clear communication with the operating room staff. At the console, the surgeon controls the instrument handles and views the operative site on a video monitor. ZEUS senses the surgeon’s hand movements through the new MicroWrist surgeon interface. It then scales the surgeon’s hand movements into precise, tremor-free micro movements at the operative site.

     ZEUS is FDA cleared for sale in general laparoscopic surgery. This clearance allows clinical use of the ZEUS system for a broad set of general surgery applications such as laparoscopic cholecystectomy and laparoscopic nissen fundoplication. We are also seeking additional FDA clearances for thoracic surgery, laparoscopic radical prostatectomy and cardiac procedures, with clinical trials ongoing.

     AESOP, the first of our revolutionary line of robotic surgical devices, enables endoscopic visualization with stability and clarity. It was FDA cleared in 1993. AESOP is an integral part of the ZEUS system. AESOP is a voice-controlled robotic arm (one of the three arms in ZEUS) that positions and holds an endoscope with steadiness and precision during MIS procedures. It mimics the human arm in form, function and expanded range of motion. AESOP’s voice-activation system, created specifically for the operating room, recognizes only the surgeon’s authorized commands. Powered by the HERMES Control Center, AESOP can also be networked with a wide variety of other voice-controlled surgical and operating room devices. We believe that AESOP is the world’s first FDA-cleared robot and first voice controlled interface for a surgical device. We have sold over 700 AESOP units worldwide, which we believe have been used to perform over 175,000 procedures.

     The HERMES Control Center is designed to integrate all the devices in the operating room and provide the surgeon and the operating room staff with a consistent and unified interface to control all devices. The primary input for the surgeon using the Hermes Control Center is through the use of simple speech commands. The HERMES system was designed as an open architecture platform simplifying the process for medical device manufacturers to create HERMES-ready devices. The HERMES Control Center is a platform to provide surgeons and operating room staff with quicker access to information and increased control over their environment. Today’s offices include computers that are networked to printers, fax machines, modems, scanners and other enabling tools. Similarly, HERMES allows the operating room to be networked with OR-specific equipment, such as tables, lights, cameras and surgical equipment. These HERMES-Ready devices can be controlled by surgeon voice commands or by way of a hand-held touch-screen pendant.

     The 27 FDA-cleared devices controlled by the HERMES system include endoscopic cameras, overhead cameras, light sources, insufflators, arthroscopic shavers, fluid pumps, VCRs, printers, video frame grabbers, digital image capture devices, OR lights, surgical tables, electrosurgical units, telephones and the Company’s port expander, and the AESOP and ZEUS systems. The HERMES compatible, or HERMES -Ready™ interfaces for these devices were created in collaboration with various HERMES alliance partners, including Stryker Endoscopy, Berchtold, Steris, Valley Lab (TYCO), and Smith & Nephew Endoscopy.

     SOCRATES links surgeons in the operating room with colleagues anywhere in the world. It is the first and only device in a newly created FDA category of Robotic Telemedicine Devices. It promotes peer-to-peer and mentor-trainee collaboration and makes it possible for specially trained surgeons to become interactively telepresent wherever and whenever needed. SOCRATES creates surgical telepresence through the remote surgeon’s graphica l annotation of the operating field and shared control of the endoscope, as well as through two-way video and audio communication. We believe that by facilitating truly interactive dialogue between geographically separated colleagues, SOCRATES provides the foundation for a new era of surgical teamwork and training.

     Additional information about the Company and our products is available through our Web site at www.computermotion.com The information on our Web site is not incorporated by reference into this Prospectus. Our executive offices are located at 130-B Cremona Drive, Goleta, California 93117; telephone (805) 968-9600.

RECENT DEVELOPMENTS

     On March 7, 2003, we announced that we have entered into a merger agreement with Intuitive Surgical, Inc. Under the terms of the definitive merger agreement, our equity holders would receive 32% of the combined company on a fully diluted basis (including out-of-the-money options and warrants), and Intuitive’s equity holders would receive 68%. The merger agreement exchange ratio formula anticipates that each outstanding share of our common stock would be converted into approximately 0.52 shares of Intuitive common stock. In the event that our common stock trades at an average of less than $1.86 per share before the merger, the exchange ratio will be reduced, but shall in no event be less than approximately 0.48. Under the merger agreement, it is anticipated that Intuitive will issue an aggregate of approximately 15.39 million shares, on a net fully diluted basis, in exchange for all of our outstanding common stock, preferred stock, options and warrants. The merger is subject to the approval of a majority of the shareholders of each company and is intended to be a tax-free reorganization. In addition, Intuitive has agreed to provide us with a short-term secured bridge loan of up to $7.3 million to provide working capital for our operations through the closure period if necessary. The short-term bridge loan bears interest at a rate of 8% per annum and all outstanding amounts would become due and payable 120 days following a termination of the merger agreement.

     On February 13, 2003, we entered into a Loan and Security Agreement with Agility Capital, LLC, for a short-term secured bridge loan in the aggregate principal amount of $2,300,000. The proceeds of the bridge loan will be used to provide funds for the issuance of a letter of credit to support the issuance of a bond as required by the District Court of Delaware in response to litigation currently pending. The bridge loan is evidenced by our Secured Promissory Note that bears interest at a rate of 9% per annum, is secured by all of our assets and is payable in full on November 12, 2003. In connection with the bridge loan, we issued to Agility Capital a warrant to purchase up to an aggregate of 500,000 shares of our common stock at a purchase price of $0.97 per share. The resale of the shares being offered under this Prospectus, which shares are issuable upon exercise of the warrant issued in connection with the bridge loan, has been registered pursuant to registration rights contained in the warrant.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

     We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. A number of these risks are listed below. These risks could affect actual future results and could cause them to differ materially from any forward-looking statements we have made.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE SO WE MAY NEVER ACHIEVE PROFITABILITY.

     We have incurred significant losses since our formation. For the three years ended December 31, 2001, 2000, and 1999, we have incurred net losses of $16,413,000, $16,349,000 and $13,375,000, respectively. In addition, we have incurred net losses from operations since inception and as of September 30, 2002 have an accumulated deficit of $104,941,000 We expect to incur additional losses as we continue to spend for research and development efforts, clinical trials, manufacturing capacity and sales force expansion. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot assure our stockholders that we will ever achieve significant commercial revenues, particularly from sales of our ZEUS product line, which is still under development and awaiting FDA clearance for certain significant applications and procedures, or that we will become profitable. It is possible that we may encounter substantial delays or incur unexpected expenses related to the clinical trials, market introduction and acceptance of the ZEUS platform, or any other future products. If the time required to generate significant revenues and achieve profitability is longer than anticipated, we may not be able to continue operations.

SINCE OUR OPERATING EXPENDITURES CURRENTLY EXCEED OUR REVENUES, ANY FAILURE TO RAISE ADDITIONAL CAPITAL OR TO GENERATE REQUIRED WORKING CAPITAL COULD AFFECT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Management is in the process of pursuing financing arrangements in order to meet our cash flow needs and to fund our operations beyond September 30, 2003. There can be no assurance that management will be able to successfully complete any such financing arrangements or that the amounts raised will meet our cash flow needs. Our failure to complete any such financing arrangements or to meet our cash flow needs could affect our ability to continue as a going concern and may have a material impact on our financial position and results of operations. Furthermore, while we have eleven years of uninterrupted growth there can be no assurance that we will be able to successfully grow our business.

SINCE OUR OPERATING EXPENDITURES CURRENTLY EXCEED OUR REVENUES, ANY FAILURE TO RAISE ADDITIONAL OR TO GENERATE REQUIRED WORKING CAPITAL COULD REDUCE OUR ABILITY TO COMPETE AND PREVENT US FROM TAKING ADVANTAGE OF MARKET OPPORTUNITIES.

     Our operations to date have consumed substantial amounts of cash, and we expects our capital and total costs and expenditures (including cost of revenue) to exceed cash receipts from revenue for at least the next 6 months. Management is in the process of pursuing financing arrangements in order to meet the Company’s cash flow needs and fund its operations beyond September 30, 2003. There can be no assurance that management will be able to successfully complete any such financing arrangements or that the amounts raised will meet the Company’s cash flow needs. In addition, we may require substantial working capital to fund our operations after September 30, 2003 and will need to raise additional capital. It is anticipated that additional funding, as needed, to support operations through and after September 30, 2003 will be obtained from the following sources: current cash balances and the issuance of additional debt and equity securities. We cannot assure our stockholders that additional capital will be available to us on favorable terms, or at all. The various elements of our business and growth strategies, including the introduction of new products, the expansion of marketing and distribution activities and obtaining regulatory approval or market acceptance will require additional capital. If adequate funds are not available or are not available on acceptable terms, our ability to fund those business activities essential to operate profitably, including further research and development, clinical trials, and sales and marketing activities, would be significantly limited.

IF OUR PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO GENERATE THE REVENUE NECESSARY TO SUPPORT OUR BUSINESS.

     We anticipate that ZEUS will comprise a substantial majority of our sales in the future and, therefore, our future success depends on the successful development, commercialization and market acceptance of this product. Even if we are successful in obtaining the necessary regulatory clearances or approvals for ZEUS, its successful commercialization will depend upon our ability to demonstrate the clinical safety and effectiveness, ease-of-use, reliability and cost-effectiveness of the product in a clinical setting. We cannot assure our investors that the FDA will allow us to conduct further clinical trials or that ZEUS will prove to be safe and effective in clinical trials under United States or international regulatory requirements. It is also possible that we may encounter problems in clinical testing that cause a delay in or prohibit commercialization of ZEUS. Moreover, the clinical trials may identify significant technical or other obstacles to overcome prior to the commercial deployment of

ZEUS, resulting in significant additional product development expense and delays. Even if the safety and effectiveness of procedures using ZEUS are established, surgeons may elect not to recommend the use of this product for any number of reasons. Broad use of our products will require significant surgeon training and practice, and the time and expense required to complete such training and practice could adversely affect market acceptance. Successful commercialization of our products will also require that we satisfactorily address the needs of various decision makers in the hospitals that constitute the target market for our products and to address potential resistance to change in existing surgical methods. If we are unable to gain market acceptance of our products, we will not be able to sell enough of our products to be profitable, and we may be required to obtain additional funding to develop and bring to market alternative products.

IF WE DO NOT OBTAIN AND MAINTAIN NECESSARY DOMESTIC REGULATORY APPROVALS AND COMPLY WITH ONGOING REGULATIONS, WE WILL NOT BE ABLE TO MARKET AND SELL OUR PRODUCTS IN THE UNITED STATES.

     Our products are regulated in the United States as medical devices by the FDA. The FDA strictly prohibits the marketing of FDA-cleared or approved medical devices for unapproved uses. Failure to receive or delays in receipt of FDA clearances or approvals, including any resulting need for additional clinical trials or data as a prerequisite to approval or clearance, or any FDA conditions that limit our ability to market our products for particular uses or indications, could impair our ability to effectively develop a market for our products and impair our ability to operate profitably in the future.

     Our operations are also subject to the FDA’s Quality System Regulation (a federal regulation governing medical devices) and ISO-9001 (a global standard for quality systems) and similar regulations in other countries, including EN-46001 Standards (the European standard for quality systems), regarding the design, manufacture, testing, labeling, record keeping and storage of devices. Ongoing compliance with FDA’s Quality System Regulation requirements and other applicable regulatory requirements will be monitored through periodic inspection by federal and state agencies, including the FDA, and comparable agencies in other countries. Our manufacturing processes are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. Failure to comply with applicable regulatory requirements can result in, among other things, suspensions or withdrawals of approvals, product seizures, injunctions, recalls of products, operating restrictions, and civil fines and criminal prosecution. Delays or failure to receive approvals or clearances for our current submissions, or loss of previously received approvals or clearances, would have a material adverse effect on the marketing and sales of our products and impair our ability to operate profitably in the future.

OUR PRODUCTS ARE SUBJECT TO VARIOUS INTERNATIONAL REGULATORY PROCESSES AND APPROVAL REQUIREMENTS. IF WE DO NOT MAINTAIN THE NECESSARY INTERNATIONAL REGULATORY APPROVALS, WE WILL NOT BE ABLE TO MARKET AND SELL OUR PRODUCTS IN FOREIGN COUNTRIES.

     To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. For instance, the European Union requires that manufacturers of medical products obtain the right to affix the CE mark to their products before selling them in member countries of the European Union. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to products, a manufacturer must obtain certification that its processes meet certain European quality standards. We have obtained the CE mark for all of our products, which means that these products may currently be sold in all of the member countries of the European Union.

     If we modify existing products or develop new products in the future, including new instruments, we will need to apply for permission to affix the CE mark to such products. In addition, we will be subject to annual regulatory audits in order to maintain the CE mark permissions we have already obtained. If we are unable to maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union.

INTERNATIONAL SALES OF OUR PRODUCTS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES AND OUR GROWTH MAY BE LIMITED IF WE ARE UNABLE TO SUCCESSFULLY MANAGE OUR INTERNATIONAL ACTIVITIES.

     Our business currently depends in large part on our activities in Europe and Asia, and we intend to expand our presence into additional foreign markets. Sales to markets outside of the United States accounted for approximately 30% of our sales for the three months ended September 30, 2002. We are subject to a number of challenges that relate to our international business activities. These challenges include:

•	the risks associated with foreign currency exchange rate fluctuations;

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property;

•	certain laws and business practices that could favor local competitors, which could slow our growth in international markets;

•	building an organization capable of supporting geographically dispersed operations; and

•	the expense of establishing facilities and operations in new foreign markets.

     Currently, the majority of our international sales are denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. If we are unable to meet and overcome these challenges, our international operations may not be successful, which would limit the growth of our business.

WE MAY NEVER SELL ENOUGH PRODUCTS TO BE PROFITABLE SINCE OUR CUSTOMERS MAY CHOOSE TO PURCHASE COMPETITOR’S PRODUCTS OR MAY NOT ACCEPT OUR PRODUCTS.

     The minimally invasive surgery market has been, and will likely continue to be, highly competitive. Many competitors in this market, including our primary competitor, Intuitive Surgical, Inc., have significantly greater financial resources and experience than we do. In addition, some of our competitors, including Intuitive Surgical, have been, and may continue to be, able to market their products sooner than us if they are able to achieve regulatory approval before we do. Many medical conditions that can be treated using our products can also be treated by pharmaceuticals or other medical devices and procedures. Many of these alternative treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances with other procedures could make such therapies more effective or less expensive than using our products and could render our products obsolete or unmarketable. As a result, we cannot be certain that physicians will use our products to replace or supplement established treatments or that our products will be competitive with current or future technologies.

IF SURGEONS OR INSTITUTIONS ARE UNABLE TO OBTAIN REIMBURSEMENT FROM THIRD-PARTY PAYORS FOR PROCEDURES USING OUR PRODUCTS, OR IF REIMBURSEMENT IS INSUFFICIENT TO COVER THE COSTS OF PURCHASING OUR PRODUCTS, WE MAY BE UNABLE TO GENERATE SUFFICIENT SALES TO SUPPORT OUR BUSINESS.

     In the United States, our products are primarily acquired by medical institutions that bill various third-party payors, such as Medicare, Medicaid and other government programs, and private insurance plans for the healthcare services they provide their patients. Third-party payors are increasingly scrutinizing whether to cover new products and, if so, the level of reimbursement. There can be no assurance that third-party reimbursement and coverage for our products will be available or adequate, that current reimbursement amounts will not be decreased in the future, or that future legislation, regulation or reimbursement policies of third-party payors will not otherwise affect the demand for our products or our ability to sell our products on a profitable basis, particularly if our products are more expensive than competing surgical or other procedures. If third-party payor coverage or reimbursement is unavailable or inadequate, those who purchase our products would lose their ability to pay for our products, and our ability to make future sales and collect on outstanding accounts would be significantly impaired, which would limit our ability to operate profitably.

IF WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY CONTAINED IN OUR PRODUCTS FROM USE BY THIRD PARTIES, OUR ABILITY TO COMPETE IN THE MARKET WILL BE HARMED.

     Our success depends, in part, on our ability to obtain and maintain patent protection for our products by filing United States and foreign patent applications related to our technology, inventions and improvements. However, there can be no assurance that third parties will not seek to assert that our devices and systems infringe their patents or seek to expand their patent claims to cover aspects of our technology. As a result, there can be no assurance that we will not become subject to future patent infringement claims or litigation in a court of law, interference proceedings, or opposition to a patent granted in a foreign jurisdiction. The defense and prosecution of such intellectual property claims are costly, time-consuming, divert the attention of management and technical personnel and could result in substantial cost and uncertainty regarding our future viability. Future litigation or regulatory proceedings, which could result in substantial cost and uncertainty, may also be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of other parties’ proprietary rights. Any public announcements related to such litigation or regulatory proceedings that we initiates, or that are initiated or threatened against us by our competitors, could adversely affect the price of the our common stock.

     We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position, and we typically require our employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships. There can be no assurance, however, that these agreements will not be breached or that we will have adequate remedies for any breach. Failure to protect our intellectual property would limit our ability to produce and/or market our products in the future and would likely have an adverse affect on the revenues generated by the sale of such products.

WE ARE INVOLVED IN INTELLECTUAL PROPERTY LITIGATION WHICH MAY HURT OUR COMPETITIVE POSITION, MAY BE COSTLY TO US AND MAY PREVENT US FROM SELLING OUR PRODUCTS.

     On May 10, 2000, we filed a lawsuit in United States District Court alleging that Intuitive Surgical’s da Vinci surgical robot system infringes on our United States Patent Nos. 5,524,180, 5,878,193, 5,762,458, 6,001,108, 5,815,640, 5,907,664, 5,855,583 and 6,063,095. Subsequently, our complaint was amended to add allegations that Intuitive’s da Vinci surgical robot infringed two additional patents; United States Patent Nos. 6,244,809 and 6,102,850. These patents concern methods and devices for conducting various aspects of robotic surgery. Intuitive has served an Answer and Counterclaim alleging non-infringement of each patent-in-suit, patent invalidity and unenforceability. Discovery is still underway. The parties have filed cross motions for summary judgment on the issue of patent infringement relating to the ‘108, ‘664, ‘809, and ‘850 patents which have not been ruled upon by the Court at the present time. The Court recently granted Intuitive’s motion for summary judgement of non-infringement relating to the ‘850 patent. The Court also recently granted our motion for summary judgement of infringement relating to the ‘809 patent. The Court has not ruled on any of the remaining motions at the present time. Pursuant to the merger agreement with Intuitive, Computer Motion and Intuitive filed on March 10, 2003, stipulations to stay this litigation until August 31, 2003, subject to the stay being lifted if the merger agreement is terminated, or subject to this case being dismissed upon consummation of the transaction contemplated by the merger agreement.

     On or about December 7 and 8, 2000, the United States Patent and Trademark Office (USPTO) granted three of Intuitive’s petitions for a declaration of an interference relating to our 5,878,193, 5,907,664 and 5,855,583 patents. On March 30, 2002, the three judge panel of the Board of Patent Interferences issued decision orders on the parties’ preliminary motions. The Board granted our motion on Interference No. 104,643 and issued an order for Intuitive to show cause why judgment should not be entered against Intuitive on this interference. The Board denied our motion on the interference No. 104,644 and entered judgment against the Company. The Board denied our motions on the Interference No. 104,645, deferred decision on two of Intuitive’s motions, and granted-in-part and denied-in-part and deferred-in-part on one of Intuitive’s motions. The Board’s decision on Interference No. 104,645 invalidated some of the parties’ claims, affirmed some of Intuitive’s claims and provided for further proceedings related to two of our claims and is therefore not final. On July 25, 2002, we filed a civil action seeking review of the two adverse decisions in the United States District Court for the Central District of California. Pursuant to the merger agreement with Intuitive, Computer Motion and Intuitive filed on March 10, 2003, stipulations to stay this litigation until August 31, 2003, subject to the stay being lifted if the merger agreement is terminated, or subject to this case being dismissed upon consummation of the transaction contemplated by the merger agreement.

     On February 21, 2001, Brookhill-Wilk filed suit against us alleging that our ZEUS surgical system infringed upon Brookhill-Wilk’s United States Patent Nos. 5,217,003 and 5,368,015. Brookhill-Wilk’s complaint sought damages, attorneys’ fees and increased damages alleging willful patent infringement. On March 21, 2001, we served our Answer and Counterclaim alleging non-infringement of each patent-in-suit, patent invalidity and unenforceability. On November 8, 2001, the United States District Court for the Southern District of New York in the co-pending Brookhill-Wilk v. Intuitive Surgical, Inc., Civil Action No. 00-CV-6599 (NRB), issued an order interpreting the claims of Brookhill-Wilk’s Patent No. 5,217,003 in a way that we believed excluded current applications of its ZEUS surgical system. In light of this decision, on November 13, 2001, the parties to Brookhill Wilk v. Computer Motion, Inc. agreed to dismiss the case without prejudice. On March 25, 2002, Judge Alvin K. Hellerstein dismissed the case without prejudice.

     On March 30, 2001, Intuitive and IBM Corporation filed suit alleging that our AESOP, ZEUS and HERMES products infringe United States Patent No. 6,201,984 which was issued on

March 13, 2001. The complaint seeks damages, a permanent injunction, costs and attorneys’ fees. Each of the asserted claims are limited to a surgical system employing voice recognition for control of a surgical robot and literally read on our current AESOP product and ZEUS and HERMES products to the extent they are used with AESOP. A jury trial has been held on the issues of patent invalidity due to lack of enablement and failure to disclose the best mode in addition to damages. Our defense of unenforceability due to prosecution laches was tried before the District Court Judge. The jury returned a verdict finding IBM’s United States Patent No. 6,201,984 valid, and finding Intuitive was damaged in an amount of $4.4 million. Prior to the jury’s verdict, the court ruled that we had not “willfully” infringed the patent. On December 10, 2002, the Court rendered an adverse decision on our prosecution laches defense and on December 11, 2002, issued a judgement in Intuitive’s and IBM’s favor based upon the earlier jury verdict and the Court’s December 10, 2002 ruling. The case has entered the post-trial phase during which we will be seeking judicial review of the jury’s verdict and other equitable relief. Pursuant to the merger agreement, Computer Motion and Intuitive filed on March 10, 2003, stipulations to stay this litigation until August 31, 2003, subject to the stay being lifted if the merger agreement is terminated, or subject to this case being dismissed upon consummation of the transaction contemplated by the merger agreement.

     We believe that all of our major product lines could be affected by this litigation. The patents subject to this litigation are an integral part of the technology incorporated in our AESOP, ZEUS and HERMES product lines which together accounted for approximately 70% of our revenues for the quarter ended September 30, 2002. If we lose the counterclaim on the patent suit brought by Intuitive or the patent infringement claims by Intuitive or IBM or if the decision in Brookhill-Wilk v. Intuitive Surgical, Inc. is reversed, we may be prevented from selling our products as currently configured without first obtaining a license to the disputed technology from the successful party or modifying the product. Obtaining a license could be expensive, or could require that we license to the successful party some of our own proprietary technology, either of which result could seriously harm our business. In the event that a successful party is unwilling to grant us a license, we will be required to stop selling our products that are found to infringe the successful party’s patents unless we can redesign them so they do not infringe these patents, which we may be unable to do. Whether or not we are successful in these lawsuits, the litigation could consume substantial amounts of our financial and managerial resources. Further, because of the substantial amount of discovery often involved in connection with this type of litigation, there is a risk that some of our confidential information could be compromised by disclosure during the discovery process.

BECAUSE OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT, OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO EXPAND THE APPLICATIONS OF OUR PRODUCTS.

     Our success will depend to a significant extent upon our ability to enhance and expand the utility of our products so that they gain market acceptance. Failure to develop or introduce new products or product enhancements on a timely basis and that achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations. In the past, some of our competitors have been able to develop desirable product features (such as articulation of certain instruments and three dimensional visualization of their products) earlier than we have. Our inability to rapidly develop these features may have led to lower sales of some of our products. In addition, technological advances with other therapies could make such therapies less expensive or more effective than using our products and could render our technology obsolete or unmarketable. There can be no assurance that physicians will use our products to replace or supplement established treatments or that our products will be competitive with current or future technologies.

WE MAY NOT BE ABLE TO EXPAND OUR MARKETING DISTRIBUTION ACTIVITIES IN ORDER TO MARKET OUR PRODUCTS COMPETITIVELY.

     We expect to significantly increase the number of our sales personnel to more fully cover our target markets, particularly as we expand our product offerings. It is possible that we will be unable to compete effectively in attracting, motivating and retaining qualified sales personnel. Additionally, we currently intend to market and sell our products outside the United States and Europe, principally through distributors. In order to accomplish this, we will be required to expand our distributor network. We may not be able to identify suitable distributors or negotiate acceptable distribution agreements and any such distribution agreements may not result in significant sales. If we are unable to identify, attract, motivate and retain qualified sales personnel, suitable distributors or negotiate acceptable distribution agreements, we may not be successful in expanding the market for our products outside of the United States and Europe.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

     Our current directors, executive officers and principal stockholders beneficially own approximately 20.8% of our outstanding common stock. These stockholders, acting together, have the ability to significantly influence the election of our directors and the outcomes of other stockholder actions and, as a result, direct the operation of our business, including delaying or preventing a proposed acquisition of the Company.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR ABILITY TO COMPETE IS LIKELY TO BE HARMED.

     Our future business and operating results depend in significant part on our key management, scientific, technical and sales personnel, many of whom would be difficult to replace, and our future success will depend partially upon our ability to retain these persons and recruit additional qualified management, technical, marketing, sales, regulatory, clinical and manufacturing personnel. Competition for such personnel is intense and we may have difficulty attracting or retaining such personnel. In addition, we do not have employment agreements with most of our key personnel and we also do not maintain life insurance on any of our employees, which may make it more difficult to retain key personnel in the future.

OUR FUTURE OPERATING RESULTS MAY FALL BELOW SECURITIES ANALYSTS’ OR INVESTORS’ EXPECTATIONS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE AND DIMINISH THE VALUE OF OUR INVESTORS’ HOLDINGS.

     Our results of operations may vary significantly from quarter to quarter depending upon numerous factors, including but not limited to, the following:

•	delays associated with the FDA and other regulatory clearance and approval processes;

•	healthcare reimbursement policies;

•	timing and results of clinical trials;

•	demand for our products;

•	changes in our pricing policies or those of our competitors;

•	the number, timing and significance of our competitors’ product enhancements and new products;

•	product quality issues; and

•	component availability and supplier delivery performance.

     In addition, our operating results in any particular period may not be a reliable indication of future performance. It is likely that in some future quarters, our operating results will be below the expectations of securities analysts or investors. If this occurs, the price of our common stock, and the value of our investors’ holdings, will likely decline.

WE MAY INCUR SUBSTANTIAL COSTS DEFENDING SECURITIES CLASS ACTION LITIGATION DUE TO OUR STOCK PRICE VOLATILITY.

     The market price of our common stock is likely to be volatile and may be affected by a number factors, including but not limited to, the following:

•	actual or anticipated decisions by the FDA with respect to approvals or clearances of our competitors’ products;

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations;

•	new commercial products announced or introduced by us or our competitors;

•	changes in third-party reimbursement policies;

•	developments concerning our proprietary rights or those of our competitors;

•	conditions and trends in the medical device industry;

•	governmental regulation;

•	changes in financial estimates by securities analysts; and

•	general stock market conditions.

     Securities class action litigation has often been brought against companies when the market price of their securities declines. We could be especially prone to such risk because technology companies have experienced greater than average stock price volatility in recent years. If we are subject to securities litigation, we would incur substantial costs and would divert management’s attention defending any such claims.

OUR RELIANCE ON SOLE OR SINGLE SOURCE SUPPLIERS COULD HARM OUR ABILITY TO MEET DEMAND FOR OUR PRODUCTS IN A TIMELY MANNER OR WITHIN OUR PROJECTED BUDGET.

     We rely on independent contract manufacturers, some of which are single source suppliers, for the manufacture of the principal components of our products. In some instances, we rely on companies that are sole suppliers of key components of our products. If one of these sole suppliers goes out of business, we could face significant production delays until an alternate supplier is found, or until the product could be redesigned and revalidated to accommodate a new supplier’s replacement component. In addition, we generally submit purchase orders based upon our suppliers’ current price lists. Since we generally do not have written contracts for future purchase orders with our suppliers, these suppliers may increase the cost of the parts we purchase from them in the future.

     Our manufacturing experience to date has been focused primarily on assembling components produced by third-party manufacturers. In scaling up manufacturing of new products, we may encounter difficulties involving quality control and assurance, component availability, adequacy of control policies and procedures, lack of qualified personnel and compliance with the FDA’s Quality System Regulations requirements. We may elect to internally manufacture components currently provided by third parties or to implement new production processes. We cannot assure our stockholders that manufacturing yields or costs will not be adversely affected by a transition to in-house production or to new production processes if such efforts are undertaken. If necessary, this expansion will require the commitment of capital resources for facilities, tooling and equipment and for leasehold improvements. Further, any delay or inability on our part to expand manufacturing capacity or to obtain the commitment of such resources could result in our inability to meet demand for our products, which could harm our ability to generate revenues, lead to customer dissatisfaction and damage our reputation.

THE USE OF OUR PRODUCTS COULD RESULT IN PRODUCT LIABILITY CLAIMS THAT COULD BE EXPENSIVE AND COULD HARM OUR BUSINESS.

     As a medical device manufacturer, we face an inherent business risk of financial exposure to product liability claims in the event that the use of our products results in personal injury or death. We also face the possibility that defects in the design or manufacture of our products might necessitate a product recall. It is possible that we will experience losses due to product liability claims or recalls in the future. We currently maintain product liability insurance with coverage limits of $5,000,000, but future claims may exceed these coverage limits. We may also require increased product liability coverage as additional potential products are successfully commercialized. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. While we have not had any material product liability claims to date, the defense of any future product liability claim, regardless of its merit or eventual outcome, would divert management’s attention and result in significant legal costs. In addition, a product liability claim or any product recalls could also harm our reputation or result in a decline in revenues.

OUR CONTINUED GROWTH WILL SIGNIFICANTLY STRAIN OUR RESOURCES AND, IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO MARKET, SELL AND DEVELOP OUR PRODUCTS MAY BE HARMED.

     Our growth will continue to place significant demands on our management and resources. In order to compete effectively against current and future competitors, prepare products for clinical trials and develop future products, we believe we must continue to expand our operations, particularly in the areas of research and development and sales and marketing. It is likely that we will be required to implement additional operating and financial controls, hire and train additional personnel, install additional reporting and management information systems and expand our physical operations. Our future success will depend, in part, on our ability to manage future growth and we cannot assure our investors that we will be successful.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

     Future sales of our common stock could depress the market price of our common stock. On December 13, 2002, we filed a Registration Statement on Form S-3 (File No. 333-101830) covering the resale of 16,931,365 shares of our common stock issuable upon conversion of shares of our Series C Convertible Preferred Stock, issuable as payment of dividends on our Series C Convertible Preferred Stock, issuable as payment of a change in control premium on our Series C Convertible Preferred Stock and issuable upon exercise of certain warrants held by our stockholders. This registration statement was declared effective by the Securities and Exchange Commission on December 23, 2002. On February 28, 2002, we filed a Registration Statement on Form S-3 (File No. 333-83552) covering the resale of 5,075,771 shares of our common stock by certain selling stockholders. In addition, on or prior to February 13, 2002, we issued 2,911,039 shares of common stock upon conversion of all the shares of our Series B Convertible Preferred Stock. We filed a registration statement on Form S-3 (File No. 333-58962) covering the shares of common stock issued to holders upon the conversion of the Series B Convertible Preferred Stock and issuable upon exercise of certain warrants issued to the former holder of our Series B Convertible Preferred Stock. This registration statement was declared effective by the SEC on September 24, 2001. In the future, we may issue additional options, warrants or other derivative securities convertible into our common stock. The public sale of our common stock by the selling stockholders who control large blocks of our common stock could depress the market price of our common stock.

FAILURE TO SATISFY NASDAQ NATIONAL MARKET LISTING REQUIREMENTS MAY RESULT IN OUR BEING DELISTED FROM THE NASDAQ NATIONAL MARKET AND OUR BECOMING SUBJECT TO RESTRICTIONS ON “PENNY STOCK.”

     Our common stock is currently listed on the Nasdaq National Market under the symbol “RBOT.” For continued inclusion on the Nasdaq National Market, we must maintain, among other requirements, $10.0 million in stockholders’ equity, a minimum bid price of $1.00 per share, and a market value of its public float of at least $5.0 million. On October 31, 2002, with the proceeds from the private placement of our Series C Preferred Stock, we have achieved compliance with the new minimum stockholders’ equity standard. In the event that we fail to satisfy the minimum stockholders’ equity standard or other listing standards on a continuous basis, our common stock may be removed from listing on the Nasdaq National Market. If our common stock is delisted from the Nasdaq National Market and we are not able to list the shares on the Nasdaq Small Cap Market or another exchange, trading of our common stock, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, the NASD’s “Electronic Bulletin Board.” As a result, stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the value of, our common stock, and the trading price per share could decline.

     If our common stock is not listed on the Nasdaq National Market or any exchange, it is also subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share. The following is a list of the restrictions on the sale of penny stocks:

•	Prior to the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser’s financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding. A broker-dealer must obtain from the purchaser a written agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.”

•	The Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

     A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security. As a result of a failure to maintain the trading of our common stock on the Nasdaq National Market and the rules regarding penny stock transactions, the investors’ ability to sell to a third-party may be limited. We can make no guarantee that our current market-makers will continue to make a market in our securities, or that any market for our securities will be available in the future.

USE OF PROCEEDS

     The proceeds from the sales of the selling stockholder’s shares will belong to the selling stockholder. We will not receive any proceeds from such sales of the shares, but could receive proceeds up to $485,000 from the exercise of the warrant before those sales.

SELLING STOCKHOLDERS

     We issued a warrant to purchase up to an aggregate of 500,000 shares of our common stock at a purchase price of $.097 per share to the selling stockholder in connection with the February 2003 bridge financing. Pursuant to the registration statement of which this Prospectus is a part, we are registering 500,000 shares of our common stock for issuance upon exercise of the warrant.

     The table below sets forth the following information as of March 12, 2003: (1) the name of the selling stockholder; (2) the number of shares of common stock beneficially owned by the selling stockholder; (3) the number of shares the selling stockholder may offer to sell; and (4) the number of shares of common stock beneficially owned by the selling stockholder upon completion of this offering, assuming all of the offered shares are sold. Percentages are based upon 17,842,157 shares of Common Stock outstanding as of March 12, 2003. Other than as set forth in the footnotes to the table below, the selling stockholder has not, or during the past three years has had any position, office or other material relationship with us or any of our predecessors or affiliates.

	Shares Owned Before	Shares Being	Shares Owned After
	Offering (1)	Offered (1)	Offering (2)
NAME	Number	Number	Number	Percent
Agility Capital, LLC (3)	500,000	500,000	0	*
Totals:	500,000	500,000	0	*

*	Represents less than 1% of the outstanding shares of common stock.

(1)  Except as described below, we determined the number and percentage of shares that the selling stockholders beneficially own in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power and also any shares which the individual has the right to acquire within 60 days of March 11, 2003, through the exercise of any stock option or other right. This includes all of the shares of our common stock issuable upon exercise of the warrant by the selling stockholder. No shares of our common stock issuable upon exercise of the warrant stated in the table as “Shares Being Offered” will be sold in this offering unless the warrant is first exercised and the related exercise price is paid to us by the selling stockholder.

(2)  Assumes all shares offered under this Prospectus are sold.

(3)  The number of shares listed in the table as beneficially owned by this selling stockholder prior to this offering includes 500,000 shares of our common stock issuable upon exercise of the warrant issued in connection with the February 2003 bridge financing.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholder. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

     The selling stockholder and its successors, including transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     The registration rights contained in the warrant issued to the selling stockholder in connection with the bridge loan provide for cross- indemnification of the selling stockholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholder incident to the offering and sale of the common stock.

     We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We will file a supplement to this prospectus when the selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our Common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Stradling Yocca Carlson & Rauth, P.C. owns 117,647 shares of our common stock, all of which may be sold pursuant to another registration statement we have filed with the SEC. Members of Stradling Yocca Carlson & Rauth, P.C. own, in the aggregate approximately 12,325 shares of our common stock, all of which may be sold pursuant to Rule 144 or another registration statement we have filed with the SEC, and warrants to purchase 19,443 additional shares of common stock, which may be sold pursuant to another registration statement we have filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

•	Our quarterly report on Form 10-Q for the period ended March 31, 2002;

•	Our quarterly report on Form 10-Q for the period ended June 30, 2002;

•	Our quarterly report on Form 10-Q for the period ended September 30, 2002;

•	Our Current Reports on Form 8-K, as filed on January 9, 2002, April 4, 2002, June 6, 2002, November 4, 2002, December 12, 2002, February 7, 2003, February 24, 2003 and March 11, 2003;

•	Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our July 16, 2002 Annual Meeting of Stockholders;

•	Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our January 27, 2003 Special Meeting of Stockholders; and

•	The description of our Common Stock contained in our Registration Statement on Form S-1, Registration No. 333-29505 filed pursuant to the Securities Act of 1933, as amended, including any amendment or reports filed for the purpose of updating such description.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Computer Motion, Inc.
130-B Cremona Drive
Goleta, CA 93117
(805) 685-3729

     You should rely only on the information contained in this Prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

LEGAL MATTERS

     Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California, will pass upon the validity of the shares of common stock being offered hereby by us.

EXPERTS

     The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

     We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified the financial statements incorporated by reference, as required by Section 7 of the Securities Act. Accordingly, we have incorporated these financial statements in reliance on Rule 437a under the Securities Act. Due to the lack of Arthur Andersen’s written consent to the inclusion of its report in this prospectus, Arthur Andersen may not have any liability under Section 11 of the Securities Act for false and misleading statements and omissions contained in the prospectus, including the financial statements incorporated by reference, and any claims against Arthur Andersen related to any such false and misleading statements will be limited.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following sets forth the estimated costs and expenses in connection with the offering of the shares of common stock pursuant to this Registration Statement:

Registration fee to the Securities and Exchange Commission	$57.03
Nasdaq listing fee	$5,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$10,000
Miscellaneous Expenses	$5,000
Total	$30,057.03

     All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholder, will be paid by the Registrant.

Item 15. Indemnification of Directors and Officers.

     The Registrant’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 16. Exhibits.

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation, included in Exhibit 5.1.
24.1	Power of Attorney (included on signature page).

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on the 12 th day of March, 2003.

COMPUTER MOTION, INC.

By:	/s/ Robert W. Duggan

Robert W. Duggan
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of Computer Motion, Inc., do hereby constitute and appoint Robert W. Duggan and Larry Redfern, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Duggan Robert W. Duggan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 12, 2003

/s/ Larry Redfern Larry Redfern	Controller, Chief Accounting Officer and Secretary	March 12, 2003

/s/ Joseph M. DeVivo Joseph M. DeVivo	Director	March 12, 2003

/s/ Daniel R. Doiron Daniel R. Doiron	Director	March 12, 2003

/s/ Eric H. Halvorson Eric H. Halvorson	Director	March 12, 2003

/s/ Jeffrey O. Henley Jeffrey O. Henley	Director	March 12, 2003

/s/ Robert W. Lautz Robert W. Lautz	Director	March 12, 2003

EXHIBIT INDEX

Exhibit-
Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation, included in Exhibit 5.1.
24.1	Power of Attorney (included on signature page).